                                                                    EXHIBIT 99.1


                             EASTMAN DELAYS SPIN-OFF

KINGSPORT, Tenn.--Nov. 20, 2001--Eastman Chemical Company (NYSE:EMN) announced today that it has delayed the planned spin-off of its specialty chemicals and plastics business due to adverse market conditions and the lack of near-term visibility. The company currently expects to review the environment for the spin-off in the middle of 2002, pending improvement in the global economic outlook. Accordingly, the special meeting of shareowners scheduled for Dec. 18, 2001, has been cancelled.

         Sustained weakness in the global economy has caused a tightening in the financial markets, deterioration in the company's main business lines and a lack of clear signals for near-term recovery. Based on these factors, Eastman's management recommended to the board of directors, and the board has decided, that it is in the shareowners' best interest to postpone the spin-off.

         Commenting on the decision, Earnest W. Deavenport, Jr., the company's chairman and CEO, said, "Since we first announced the spin-off in February, the world economy has continued to weaken and recently has been affected by the tragic events of Sept. 11 and their aftermath.

         "We continue to believe that dividing our businesses through the proposed spin-off could yield significant benefits to the shareowners in terms of management focus and distinct strategies for growth," Deavenport said. "In the coming months, we will renew our focus on our business fundamentals, including cost cutting and integration, and will remain poised to take advantage of improving market conditions."

         With headquarters in Kingsport, Eastman Chemical Company manufactures and markets chemicals, fibers and plastics. The company has approximately 16,500 employees in 30 countries and had 2000 sales of $5.3 billion.

Contact:

     Eastman Chemical Company, Kingsport

     Media Contact:
     Nancy Ledford, 423/229-5264
     nledford@eastman.com

     Investors Contact:
     Patricia Godsey, 423/229-5503
     phgodsey@eastman.com
     or
     Jeff Taylor, 423/229-4851
     jltaylor@eastman.com